
United Stationers Inc. (Delaware)
United Stationers Supply Co. (Illinois)
United Supply US (Division)
Azerty US (Division)
United Stationers Management Services LLC (Illinois)
ORS Nasco, LLC (Illinois)
United Stationers Financial Services LLC (Illinois)
Lagasse, LLC (Illinois)
Azerty de Mexico, S.A. de C.V. (Mexico)
United Stationers Hong Kong Limited (Hong Kong)
MBS Dev, Inc. (Colorado)
Oklahoma Rig, Inc. (Oklahoma)
United Stationers Receivables, LLC (Illinois)
United Worldwide Limited (Hong Kong)
Oklahoma Rig & Supply Co. Trans, Inc. (Oklahoma)
O.K.I. Supply, LLC (Illinois)
OKI Middle East Holding Co.. (Ohio)
O.K.I. Data, Inc. (Ohio)
OKI Bering Canada, Inc. (Canada)
OKI Bering Middle East FZE (Dubai)